Exhibit 99.1

Forest Oil Announces First Quarter 2009 Results; Stable Net Sales Volumes; Increased Liquidity and Continued Cost Reductions

DENVER--(BUSINESS WIRE)--May 4, 2009--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the first quarter of 2009. For the three months ended March 31, 2009, the Company reported the following highlights:

  Average net sales volumes increased 15% to 550 MMcfe/d compared to the first quarter of 2008
  Total cash costs per-unit decreased 10% to $2.19 per Mcfe compared to the first quarter of 2008
  Adjusted net earnings per share decreased 73% to $.29 per share compared to the first quarter of 2008
  Adjusted EBITDA decreased 34% to $193.1 million compared to the first quarter of 2008
  Adjusted discretionary cash flow decreased 41% to $156.5 million compared to the first quarter of 2008
  First operated Buffalo Wallow horizontal well was drilled with an initial production rate of 17 MMcfe/d

Due to a non-cash ceiling test write-down of oil and gas properties, Forest reported a net loss of $1.2 billion, or $(12.32) per basic share, for the three months ended March 31, 2009.

H. Craig Clark, President and CEO, stated, “We were once again pleased with the production performance and cost control from our asset base. After taking into account the Rockies divestiture in late 2008, our production was essentially flat from the fourth quarter of 2008 despite a significant decline in rig count. The progress shown in the first quarter is a good start to 2009, as the Company continues to cut costs from drill bit activities, production expense and G&A. Due to continued low commodity prices, we have reduced our current operated rig count to 8 rigs from 15 at the start of 2009. The quarter also kicked off our horizontal drilling programs in the Haynesville and Granite Wash. We are encouraged with the early success in both plays with our first wells exceeding our expectations. We now add the Granite Wash horizontal program to our list of high potential projects. We have a dominant position in the play and intend to transform this development program to focus on horizontal drilling.”

FIRST QUARTER 2009 RESULTS

For the three months ended March 31, 2009, Forest reported a net loss of $1.2 billion or $(12.32) per basic share. This compares to Forest’s net loss of $4.7 million or $(.05) per basic share in the corresponding period in 2008. Net earnings for the three months ended March 31, 2009 were affected by the following items:

  The non-cash effect of a ceiling test write-down of oil and gas properties, totaling $1.576 billion ($1.244 billion net of tax, including the related valuation allowance recorded against deferred tax assets)
  The non-cash effect of net unrealized gains related to recording derivative instruments, totaling $67.5 million ($43.1 million net of tax)
  The non-cash effect of unrealized losses on other investments and unrealized foreign currency exchange losses, totaling $5.9 million ($4.5 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings were $27.9 million or $.29 per basic share. This is a decrease of 70% compared to Forest’s adjusted net earnings of $92.7 million or $1.06 per basic share in the corresponding 2008 period.

Forest’s adjusted EBITDA decreased 34% for the three months ended March 31, 2009 to $193.1 million, compared to adjusted EBITDA of $294.1 million in the corresponding 2008 period. Forest’s adjusted discretionary cash flow decreased 41% for the three months ended March 31, 2009 to $156.5 million, compared to adjusted discretionary cash flow of $265.2 million in the corresponding 2008 period.

The decrease in adjusted net earnings, EBITDA and discretionary cash flow was primarily due to significantly lower realized commodity prices for the three months ended March 31, 2009 compared to the corresponding 2008 period.

Net Sales Volumes, Average Realized Prices, and Revenues

	Three Months Ended March 31, 2009
	Gas (MMcf/d)	Oil (MBbls/d)	NGLs (MBbls/d)	Total (MMcfe/d)

Net sales volumes
United States	356.9	10.4	9.0	473.4
Canada	60.8	1.9	0.7	76.2
Totals	417.6	12.3	9.7	549.6

Average realized prices
United States	$3.60	37.46	19.32	3.90
Canada	3.81	33.69	28.22	4.13
Average realized prices not including realized derivative gains	3.63	36.89	19.97	3.94

Realized gains on NYMEX derivatives	1.48	9.46	-	1.34
Realized gains on basis derivatives	0.14	-	-	0.10
Average realized prices including realized derivative gains	$5.25	46.34	19.97	5.38

Revenues (in thousands)
United States	$115,605	35,100	15,647	166,352
Canada	20,841	5,660	1,806	28,307
Revenues not including realized derivative gains	136,446	40,760	17,453	194,659

Realized gains on NYMEX derivatives	55,697	10,449	-	66,146
Realized gains on basis derivatives	5,119	-	-	5,119
Revenues including realized derivative gains	$197,262	51,209	17,453	265,924

Total Cash Costs

Total cash costs per-unit decreased 10% for the three months ended March 31, 2009 to $2.19 per Mcfe compared to $2.43 per Mcfe in the corresponding 2008 period. The decrease in cash costs per-unit was a result of the reduction in operational costs including lease operating expenses, production and property taxes, and general and administrative expense. These decreases were offset by increased interest expense due to increased debt balances. The following table details the components of total cash costs for the three months ended March 31, 2009 and 2008:

	Three Months Ended March 31,
	2009	Per Mcfe	2008	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$58,170	1.18	62,541	1.44
General and administrative expense (excluding stock-based compensation of $3,947 and $3,857, respectively)	12,138	0.25	15,431	0.35
Interest expense	36,545	0.74	27,857	0.64
Current income tax expense (benefit)	1,268	0.03	(22)	(0.00)
Total cash costs	$108,121	2.19	105,807	2.43

Total cash costs is a non-GAAP measure calculated in accordance with oil and gas industry standards that is used by management to assess the Company’s cash operating performance. Total cash costs is defined as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense (benefit).

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit decreased 21% for the three months ended March 31, 2009 to $2.11 per Mcfe compared to $2.66 per Mcfe in the corresponding 2008 period. The decrease was primarily due to a non-cash ceiling test write-down of oil and gas properties for the three months ended December 31, 2008.

Exploration and Development Capital Expenditures

Forest invested $244.5 million in exploration and development activities (excluding capitalized interest, equity compensation and asset retirement obligations) for the three months ended March 31, 2009. This compares to a $242.7 million investment for the three months ended March 31, 2008. Capital expenditure activity was weighted toward the first quarter of 2009 due to the completion of significant work-in-progress at year-end and Canadian winter drilling activity.

In response to commodity price declines, Forest decreased its current operated rig count from 15 at the beginning of 2009 to 8 operated rigs currently. Forest intends to reallocate capital based on returns in each area along with the potential for well cost reductions. At the present time, the reallocation is weighted toward horizontal projects with oil, condensate and liquids exposure.

LIQUIDITY

To increase its liquidity, Forest issued $600 million principal amount of 8.5% Senior Notes due 2014 in a private offering in February of 2009. The Company used the net proceeds from the offering to repay a portion of the outstanding borrowings under its bank credit facilities. At March 31, 2009, Forest had approximately $913 million outstanding under its bank credit facilities. Forest’s current borrowing base totals $1.62 billion resulting in approximately $705 million of remaining borrowing capacity under its bank credit facilities at March 31, 2009.

NATURAL GAS, OIL, AND BASIS DERIVATIVES

Since the beginning of 2009, Forest added to its hedge positions for 2009 and 2010 including the following NYMEX and basis derivative transactions described below:

  NYMEX gas swap contracts for 50 Bbtu/d of April through October 2009 production at a weighted average price of $4.42 per MMBtu
  NYMEX gas swap contracts for 150 Bbtu/d of 2010 production at a weighted average price of $6.36 per MMBtu
  NYMEX basis swap contracts for 18 Bbtu/d of Houston Ship Channel 2009 production at NYMEX less a weighted average differential of $.34
  NYMEX basis swap contracts for 40 Bbtu/d of NGPL TxOk 2010 production at NYMEX less a weighted average differential of $.44

As of May 4, 2009, including the transactions described above, Forest had natural gas and oil derivatives in place for the remainder of 2009 and 2010 covering the aggregate average daily volumes and weighted average prices shown below. The derivatives (excluding basis derivatives) provide price protection on an estimated 63% and 34% of remaining 2009 guided natural gas and oil net sales volumes, respectively. None of these natural gas and oil derivatives contain knock-out provisions that would cause a derivative to cease to exist at prices below an established threshold. Forest’s bank group is comprised entirely of commercial banks. These banks or their affiliates are also Forest’s derivative counterparties.

	April - Dec. 2009		2010
Natural gas swaps:
Contract volumes (Bbtu/d)	198.9	(1)	150.0
Weighted average price (per MMBtu)	$7.49		6.36

Natural gas collars:
Contract volumes (Bbtu/d)	40.0		-
Weighted average ceiling price (per MMBtu)	$9.76		-
Weighted average floor price (per MMBtu)	$7.31		-

Summary weighted average natural gas derivatives:
Contract volumes (Bbtu/d)	238.9	(1)	150.0
Weighted average ceiling price (per MMBtu)	$7.87		6.36
Weighted average floor price (per MMBtu)	$7.46		6.36

Oil swaps:
Contract volumes (MBbls/d)	4.5		1.5
Weighted average price (per Bbl)	$69.01		72.95

_________________________

(1) 10.0 Bbtu/d of natural gas swaps are subject to a written put of $6.00 per MMBtu.

Forest also has basis derivatives in connection with NYMEX natural gas derivatives in order to fix the price differential between the NYMEX price and the index price at which the natural gas production is sold. As of May 4, 2009, including the transactions described above, Forest had basis derivatives in place for the remainder of 2009 and 2010 covering the aggregate average daily volumes and weighted average prices shown below:

	April - Dec. 2009	2010
Houston Ship Channel basis swaps:
Contract volumes (Bbtu/d)	50.0	-
Weighted average price (per MMBtu)	(0.33)	-

NGPL TxOk basis swaps:
Contract volumes (Bbtu/d)	40.0	40.0
Weighted average price (per MMBtu)	(0.53)	(0.44)

AECO basis swaps:
Contract volumes (Bbtu/d)	25.0	-
Weighted average price (per MMBtu)	(0.65)	-

NGPL Mid-Con basis swaps:
Contract volumes (Bbtu/d)	60.0	60.0
Weighted average price (per MMBtu)	(1.04)	(1.04)

Centerpoint basis swaps:
Contract volumes (Bbtu/d)	30.0	30.0
Weighted average price (per MMBtu)	(0.95)	(0.95)

Summary weighted average basis swaps
Contract volumes (Bbtu/d)	205.0	130.0
Weighted average price (per MMBtu)	(0.70)	(0.83)

OPERATIONAL PROJECT UPDATE

Greater Buffalo Wallow Area – Texas Panhandle – As the most active company in the Greater Buffalo Wallow Area, Forest has extensive resource opportunities in the multiple pay horizons in this play, which it has pursued from both a vertical and most recently from a horizontal perspective. Forest completed its first operated horizontal well in April of 2009 that produced into the sales line at a rate of 17 MMcfe/d while still cleaning up fracture load. Forest has an 88% working interest in this well. Forest has participated in an additional eight horizontals that had an average initial production rate of 8 MMcfe/d. As announced in 2008, in conjunction with our latest acquisition, Forest intends to pursue horizontal development throughout our large acreage position. Forest’s leasehold of 120,000 gross acres (91,000 net) and extensive well database of over 400 vertical tests, in addition to the Company’s past horizontal operational experience, should prove to be a competitive advantage. Forest currently has one 1500 hp Lantern operated horizontal drilling rig and two non-operated horizontal rigs active in the play.

East Texas/North Louisiana Area – Haynesville/Bossier – Since the beginning of 2009, Forest has drilled four horizontal Haynesville/Bossier shale wells in the East Texas/North Louisiana corridor, three in Harrison County, Texas and one in Red River Parish, Louisiana. The three wells that have been completed had an average initial production rate of 8 MMcfe/d with the fourth well waiting on fracture stimulation. An additional well is drilling to test the Cotton Valley/Haynesville Lime in Sabine Parish. Forest has approximately 140,000 gross (127,000 net) acres in the Haynesville/Bossier play.

UPDATED 2009 GUIDANCE

The guidance below represents Forest’s updated production expense, general and administrative (G&A) expense, and depreciation, depletion and amortization (DD&A) expense guidance for the full year 2009. Except as indicated below, all other guidance detailed in Forest’s press release dated February 3, 2009 has not changed.

The following guidance is subject to all of the cautionary statements and limitations described in Forest’s press release dated February 3, 2009 and in this press release below, under the heading “Forward-Looking Statements.”

Production Expense: As a result of cost cutting efforts employed by the Company during 2009 to lease operating expenses and lower expected production and property taxes, Forest has reduced the mid-point of its guidance 7% from $240 to $275 million or $1.30 to $1.40 per Mcfe to $225 to $255 million or $1.20 to $1.30 per Mcfe.

General and Administrative (G&A) Expense: As a result of further cost cutting efforts employed by the Company during 2009 to G&A expense, Forest has reduced the mid-point of its guidance 4% from $57 to $63 million or $.30 to $.33 per Mcfe to $55 to $60 million or $.29 to $.32 per Mcfe.

Depreciation, Depletion and Amortization (DD&A) Expense: As a result of a non-cash ceiling test write-down of oil and gas properties for the three months ended March 31, 2009, Forest has reduced the mid-point of its guidance 28% from $2.15 to $2.25 per Mcfe to $1.50 to $1.65 per Mcfe.

NON-GAAP FINANCIAL MEASURES

In addition to net loss determined in accordance with generally accepted accounting principles (GAAP), Forest has provided net loss adjusted for certain items, a non-GAAP financial measure, which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest’s ongoing operations. A reconciliation between GAAP net loss and net loss adjusted for certain items is provided in the paragraphs on page two of this release in which the non-GAAP measure is presented. Net loss excluding the effects of certain items should not be considered a substitute for net loss as reported in accordance with GAAP.

In addition to reporting net loss as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net loss plus income tax benefit; unrealized (gains) losses on derivative instruments, net; unrealized foreign currency exchange losses; unrealized losses on other investments, net; interest expense; accretion of asset retirement obligations; ceiling test write-down of oil and gas properties; depreciation and depletion; and stock-based compensation. Further, Forest presents adjusted discretionary cash flow, which consists of adjusted EBITDA minus interest expense; current income tax (expense) benefit; and other. Management uses adjusted EBITDA and adjusted discretionary cash flow as measures of operational performance. Adjusted EBITDA and adjusted discretionary cash flow should not be considered as alternatives to net loss as reported under GAAP. The following is a reconciliation of net loss to adjusted EBITDA to adjusted discretionary cash flow (in thousands):

	Three Months Ended
	March 31,
	2009	2008

Net loss	$(1,177,773)	(4,732)
Income tax benefit	(290,347)	(2,354)
Unrealized (gains) losses on derivative instruments, net	(67,539)	142,213
Unrealized foreign currency exchange losses	3,539	2,775
Unrealized losses on other investments, net	2,327	7,091
Interest expense	36,545	27,857
Accretion of asset retirement obligations	2,038	1,784
Ceiling test write-down of oil and gas properties	1,575,843	-
Depreciation and depletion	104,552	115,567
Stock-based compensation	3,947	3,857
Adjusted EBITDA	193,132	294,058

Interest expense	(36,545)	(27,857)
Current income tax (expense) benefit	(1,268)	22
Other	1,187	(1,024)
Adjusted discretionary cash flow	$156,506	265,199

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, May 5, 2009, at 8:00 AM MT to discuss the release. You may access the call by dialing toll-free 800.399.6298 (for U.S./Canada) and 706.634.0924 (for International) and request the Forest Oil teleconference (ID # 94694149). A Q&A period will follow.

A replay will be available from Tuesday, May 5 through Tuesday, May 19, 2009. You may access the replay by dialing toll-free 800.642.1687 (for U.S./Canada) and 706.645.9291 (for International), conference ID # 94694149.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, oil and natural gas price volatility, Forest’s access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial crisis on Forest’s business and financial condition, a lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, economic conditions and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

May 4, 2009

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)
	March 31,	December 31,
	2009	2008
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$856	$2,205
Accounts receivable	113,030	157,226
Derivative instruments	230,853	169,387
Inventory	74,644	78,683
Other current assets	62,622	65,548
Total current assets	482,005	473,049

Net property and equipment	3,069,447	4,513,164

Deferred income taxes	136,576	-
Goodwill	253,158	253,646
Derivative instruments	19,873	4,608
Other assets	50,275	38,331
	$4,011,334	$5,282,798

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$263,395	$424,941
Accrued interest	39,830	7,143
Derivative instruments	8,006	1,284
Asset retirement obligations	3,477	5,852
Deferred income taxes	75,711	54,583
Other current liabilities	23,559	27,608
Total current liabilities	413,978	521,411

Long-term debt	2,934,489	2,735,661
Asset retirement obligations	96,167	91,139
Derivative instruments	6,092	2,600
Deferred income taxes	-	185,587
Other liabilities	71,443	73,488
Total liabilities	3,522,169	3,609,886

Shareholders' equity:
Common stock	9,707	9,704
Capital surplus	2,361,716	2,354,903
Accumulated deficit	(1,907,066)	(729,293)
Accumulated other comprehensive income	24,808	37,598
Total shareholders' equity	489,165	1,672,912
	$4,011,334	$5,282,798

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)
	Three Months Ended
	March 31,
	2009	2008
	(In thousands, except per share amounts)

Revenues	$194,667	376,530

Operating expenses:
Lease operating expenses	41,231	37,565
Production and property taxes	11,695	20,051
Transportation and processing costs	5,244	4,925
General and administrative (including stock-based compensation of $3,947 and $3,857, respectively)	16,085	19,288
Depreciation and depletion	104,552	115,567
Accretion of asset retirement obligations	2,038	1,784
Ceiling test write-down of oil and gas properties	1,575,843	-
Total operating expenses	1,756,688	199,180
Earnings (loss) from operations	(1,562,021)	177,350

Other income and expense:
Interest expense	36,545	27,857
Realized and unrealized (gains) losses on derivative instruments, net	(139,328)	145,876
Other expense, net	8,882	10,703
Total other (income) and expense	(93,901)	184,436

Loss before income taxes	(1,468,120)	(7,086)
Income tax expense (benefit):
Current	1,268	(22)
Deferred	(291,615)	(2,332)
Total income tax benefit	(290,347)	(2,354)

Net loss	$(1,177,773)	(4,732)

Weighted average number of common shares outstanding:
Basic	95,571	87,294
Diluted	95,571	87,294

Basic loss per common share	$(12.32)	(0.05)

Diluted loss per common share	$(12.32)	(0.05)

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)
	Three Months Ended
	March 31,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net loss	$(1,177,773)	(4,732)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and depletion	104,552	115,567
Accretion of asset retirement obligations	2,038	1,784
Ceiling test write-down of oil and gas properties	1,575,843	-
Unrealized (gains) losses on derivative instruments, net	(67,539)	142,213
Unrealized losses on other investments, net	2,327	7,091
Unrealized foreign currency exchange losses	3,539	2,775
Deferred income tax	(291,615)	(2,332)
Stock-based compensation	3,947	3,857
Other, net	1,187	(1,024)

Changes in operating assets and liabilities:
Accounts receivable	43,280	(17,665)
Other current assets	10,136	(5,581)
Accounts payable and accrued liabilities	(89,982)	(47,955)
Accrued interest and other current liabilities	28,426	13,074
Net cash provided by operating activities	148,366	207,072

Cash flows from investing activities:
Capital expenditures	(323,169)	(264,078)
Proceeds from sales of assets and other	6,292	471
Net cash used in investing activities	(316,877)	(263,607)

Cash flows from financing activities:
Bank repayments and borrowings, net	(368,628)	42,968
Proceeds from issuance of 8 1/2% senior notes, net of issuance costs	559,767	-
Change in bank overdrafts	(21,752)	1,611
Other, net	(2,205)	4,280
Net cash provided by financing activities	167,182	48,859

Effect of exchange rate changes on cash	(20)	(90)

Net decrease in cash and cash equivalents	(1,349)	(7,766)
Cash and cash equivalents at beginning of period	2,205	9,685
Cash and cash equivalents at end of period	$856	1,919

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
Director - Investor Relations